Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We have issued our report dated July 6, 2007 (except for Note 2, as to which the date is July 15, 2008) with respect to the consolidated financial statements as of and for the year ended March 31, 2007 (as restated) included in the Annual Report of Halifax Corporation and subsidiaries on Form 10-K for the year ended March 31, 2008. We hereby consent to the incorporation by reference of said report in the Registration Statement of Halifax Corporation on Form S-8 (File No. 333-41995, effective December 11, 1997) and Form S-3 (File No. 333-132901, effective August 14, 2006).
/s/ Grant Thornton LLP
McLean, Virginia
July 15, 2008